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                                                                  EXHIBIT 10.22

December 18, 2000

Mr. John Scott Grainger
204 Chalon Drive
Cary, NC 27511

Dear Scott,

LipoMed, Inc. would like to extend to you an offer of full time employment effective January 1, 2001. As Chief Information Officer, the main focus of the position, which reports to the CEO, would be to examine and implement software and hardware solutions for LipoMed's information needs. This will include managing an IT staff and intensive interactions with other departments. LipoMed's goals for next year include generating 240,000 total tests and attaining $18.2 million in sales.

Scott, your duties will include selecting, hiring and training the IT staff and training other employees that use IT resources. You will need to set clear expectations of the staff and users and manage their objectives and goals. Your duties include securing and maintaining the appropriate personnel, software and equipment for LipoMed to meet its sales and operational objectives. Helping develop new products, redesign work processes, work with outside vendors, interface with the scientific staff, support the marketing information needs, support the accounting and billing needs are also among your responsibilities. You will be part of the executive team and on a peer level with the other executives. As such, you have responsibilities to the overall direction and strategy of the firm. These duties could change over time.

An outline of the offer is as follows:

Salary----$12,500.00 to be paid monthly while you are employed at LipoMed ($150,000 per year)

Bonus----$0-$40,000, depending on performance

Benefits----You will be entitled to the current company benefits which include four weeks vacation, Health Insurance, 401K plan, Life Insurance, Accidental Death and Dismemberment, Long term Disability Insurance, Unemployment Insurance, and Worker's Compensation.

Stock Options----You will receive an incentive stock option of 30,000 shares at a price of $0.50 per share. The term will be for ten years. Vesting will begin on January 1, 2001 and 25% will vest after the first year. Thereafter, 1/36th of the remainder will vest each month over the next three years. The total time for the entire option to vest is four years.

Employment at LipoMed, Inc. is terminable at will, with or without cause, at the instance of either the Company or the employee. As Chief Information Officer, your employment is contingent upon having a pre-employment physical at LipoMed's expense and to be physically able to fulfill your responsibilities.

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The initial term of your employment shall be one year commencing upon January 1,
2001 (the "Initial Term"). Any continued employment by LipoMed following the expiration of the Initial Term shall be at will unless otherwise agreed to in writing by the parties. Such continued employment plus the Initial Term shall be referred to herein collectively as the "Employment Period". The Company shall have the right to terminate you at any time during the Employment Period with or without cause. Upon any termination during the Employment Period, you shall be entitled to receive, through the date of such termination, your base salary plus any other benefits to which you are entitled pursuant to this letter agreement; provided, however, that if the Company terminates you other than "for cause" (as hereinafter defined) or due to your death or permanent disability or the liquidation, dissolution or discontinuance of business of the Company, you shall be entitled to receive, in addition to your base salary and benefits listed above, the Severance Pay. For the purposes of this letter agreement, "Severance Pay" shall mean an amount equal to your base salary for four months. The Severance Pay will be paid in accordance with the then-current payroll schedule and other normal payroll practices of the Company and subject to normal withholding. The Severance Pay shall not be paid or accorded to you and will be forfeited if you breach or violate your Non-Competition Agreement with the Company. The Company's obligations under this paragraph with respect to the Severance Pay will survive the termination of this Agreement.

For the purposes of this letter agreement, "for cause" shall mean: (i) any material breach of the terms of this letter agreement by you or your failure to diligently and properly perform your duties for the Company, such breach or failure to be determined in the reasonable judgment of the Board of Directors of the Company and which breach or failure is not corrected within thirty (30) days after written notice of such failure by the Board of Directors; (ii) any material failure by you to comply with the policies or directives of the Board of Directors which failure is not corrected within thirty (30) days after written notice of such failure; (iii) any action by you that is illegal, dishonest or not in good faith which is materially detrimental to the interest and well-being of the Company; (iv) any failure by you to fully disclose any material conflict of interest you may have with the Company in a transaction between the Company and any third party; or (v) any adverse act or omission by you which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it, all of which are materially detrimental to the interest and well-being of the Company.

Scott, I am excited by your enthusiasm, managerial experience, and skills will add value to the company and help in building the IT team.

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If you are agreeable, please sign below and return to me.

Regards,

/s/ Stephen K. Markham, Ph.D.
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Stephen K. Markham, Ph.D.
Chief Financial Officer




Agreed to and accepted this 21/st day of December, 2000.

/s/ John Scott Grainger
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John Scott Grainger